Exhibit 99.1

Sullivan Wayne Partners, LLC 3030 Bryan Street, Suite 402 Dallas, TX 75204 USA Phone +1-214-720-9991 Fax +1-214-889-3600

Proprietary And Confidential

December 31, 2013

Mr. Robert Zysblat, Chairman & COO

Vanity Events Holding, Inc.

801 International Parkway

Suite 500

Lake Mary, FL 32746

Re: Letter of Engagement for Strategic Advisory Services

Dear Robert:

Per the letter of intent executed on November 27, 2013 between Vanity Events Holding, Inc. (“Vanity”) and Propalms Ltd. / Propalms International Ltd. (together “ProPalms) (“LOI”), Sullivan Wayne Partners, LLC (“SW Partners”) proposes consulting services work with the newly merged business to be renamed Thinspace Technology, Inc. (“Thinspace”) on the agreed upon terms. SW Partners hereby outlines the general scope of work defining the Strategic Advisory Services including our anticipated timing and fees. We have also included the attached Terms of Engagement which is required by our firm. By executing this Engagement Letter and initialling each page of the Terms of Engagement, both parties are bound to all the terms and conditions herein and therein.

Scope of Work: Strategic Advisory Services – Year I (“SAS-I”)

This engagement entitled: Strategic Advisory Services – Year I (“SAS-I”) is designed to provide Thinspace with professional services to consult, facilitate, and advise the executive management team on business and corporate development strategies. The specific objectives are to provide in either oral (meetings and conference calls) or written communication (emails, documents, reports) to Thinspace the following at Thinspace’s request, direction, and prioritization:

■	Business Planning: General business plan review and input.
■	Operations: Assistance and input to various strategic operations decisions including: in-sourcing vs. out-sourcing; evaluation external professional service and technology providers; and incentive compensation plan designs.

■	Corporate Portfolio: Assistance on directing internal investments in order to find the mix of business lines that best balance growth, profit and risk management.

Mr. Robert Zysblat

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December 31, 2013

■	Financing: Provide input on financing requirements for Thinspace, including:

o   Customer transaction financing;

o   General working capital financing;

o   Secured and unsecured borrowing;

o   Equity raises.

■	Mergers & Acquisitions: Evaluation, transaction, and integration assistance with potential merger entities (“Strategic Targets”), including:

o    Technology evaluation of Strategic Targets’ product and development portfolio;

o    Financial evaluation of Strategic Target’s historical financial results and pro forma business plans;

o   Coordination and facilitation of pre-transaction evaluation tasks determined by Thinspace between the target, financing entities, and Thinspace.

o    Post-transaction integration assistance (financial, operational, and technological).

Timing, Commitment, & Fees

We are prepared to begin work immediately, upon receipt in full of the cash and equity compensation components outlined below, and continuing work through December 31, 2014 (“Engagement Term”).

The professional services commitment includes approx. 10 work hours per principal per week (20 hours total average each week) through the Engagement Term.

Our professional fees for this engagement (AAS-I) include:

1.	Cash compensation in the amount of $360,000 to be paid simultaneous and conditional with the Acquisition Closing in the LOI..

2.	Equity compensation in the form of five million (5,000,000) shares of Thinspace to be issued simultaneous and conditional with the Acquisition Closing in the LOI.

Mr. Robert Zysblat

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December 31, 2013

3.	A single invoice will be provided to Thinspace prior to the Acquisition Closing specifying that the cash and equity compensation detailed above provide for all of the consideration for the professional services outlined herein throughout the Engagement Term. No further invoices or consideration for professional services will be due from Thinspace under this Letter of Engagement.

4.	These fees does not include out-of-pocket expenses such as travel expenses which will be billed separately and shall be reimbursed within fifteen (15) days.

During the engagement, we recommend having conference calls between the Thinspace Executive Management Team (Owen Dukes, CEO and Robert Zysblat, Chairman & COO) and the principals of SW Partners (Thomas L. Smith, Manager and Marshall H. Hudes, Manager) weekly and meeting face to face, as schedules permit, monthly.

If there appears to be any additional work beyond the initial scope, we will discuss it with you and obtain your agreement prior to proceeding. We will also notify you immediately of any additional fees associated with any change in the scope of work. We will not bill you for any fees in excess of this quote without your prior written agreement.

We have included the biographies of our principals as well as the Sullivan Wayne Partners, LLC Terms of Engagement to Provide Business Consulting Services for your acceptance and initialing.

We are looking forward to working with you.

Respectfully Submitted,

Sullivan Wayne Partners, LLC

/s/Thomas Smith

Submitted by:

Thomas L. Smith, Manager

Agreed to and accepted this 31st day of December, 2013

Vanity Events Holding, Inc.

By:	/s/Robert Zysblat
Name:	Robert Zysblat	Title:	Chairman and COO

cc: Marshall H. Hudes